Exhibit 4.15

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

EXECUTION VERSION

CONFIDENTIAL

Exclusive Licence Agreement

between

Ascendis Pharma Growth Disorders A/S

as the Licensor or Ascendis on the one hand

and

VISEN PHARMACEUTICALS

as the Licensee on the other hand

CONTENTS

1.	Interpretation	1

2.	Grants and Restrictions	8

3.	Technical Information and Patents	10

4.	Development and Commercialisation	11

5.	Manufacturing	13

6.	Regulatory	13

7.	Payments	14

8.	Records and Auditing	15

9.	Pharmacovigilance	15

10.	Confidentiality	15

11.	Intellectual Property	17

12.	Prosecution, Maintenance and Defence	18

13.	Enforcement of Patent Rights and Defence of Third Party Claims	20

14.	Warranties	21

15.	Indemnification	22

16.	Limitation of Liability	23

17.	Term and Survival	24

18.	Termination	24

19.	Effect of Termination	25

20.	Dispute Resolution	27

21.	Miscellaneous	29

SCHEDULE 1 : Patents

SCHEDULE 2 : Technical Information

SCHEDULE 3 : EXCLUDED INDICATIONS

SCHEDULE 4 : Short Form Patent Licence

i

THIS EXCLUSIVE LICENCE AGREEMENT (the “Agreement”) is dated November 7, 2018 and made

BETWEEN:

(1)	ASCENDIS PHARMA GROWTH DISORDERS A/S, (“Licensor” or “Ascendis”), a company registered in Denmark with its registered office at Tuborg Boulevard 5, DK-2900 Hellerup, Denmark;

(2)

VISEN PHARMACEUTICALS, (“Licensee”), a company established under the laws of the Cayman Islands with its registered address at P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands.

Ascendis and the Licensee are each a “Party”, and together the “Parties”, to this Agreement.

Background:

(A)	Ascendis and its Affiliates Control proprietary rights, titles and interests in patents and technical information relating to Licensed Products (as defined below) within the area of growth disorders.

(B)

The Licensee wishes to develop and to commercialise such Licensed Products in the Field in the Territory (such terms defined below), and Ascendis wishes to grant the Licensee an exclusive licence under certain patents, technical information and other intellectual property to develop and commercialise such Licensed Products in the Field in the Territory, on the terms and conditions of this Agreement.

THE PARTIES AGREE THAT:

1.	Interpretation

1.1	Definitions

“Accounting Standard” means, with respect to the Licensee, either: (a) International Financial Reporting Standards (“IFRS”); or (b) United States generally accepted accounting principles (“GAAP”), in either case, which standards or principles (as applicable) are currently used at the applicable time, and as consistently applied, by the Licensee.

“Affiliate” means any business Entity which from time-to-time controls, is controlled by or is under common control with a Party to this Agreement, in each case only for so long as such control exists. As used in this definition, “control” of an Entity means the beneficial ownership (either directly or indirectly) of more than fifty percent (50%) of the total voting power of the shares or securities then outstanding normally entitled to vote in elections of the board of directors or other managing authority of such Entity. For the avoidance of doubt, neither Licensee nor any of its subsidiaries shall be considered as an Affiliate of Ascendis and an Affiliate of Ascendis shall not be considered as an Affiliate of either Licensee or its subsidiaries for the purposes of this Agreement.

“Applicable Laws” means all laws, statutes, codes, ordinances, rules and regulations that have been enacted (including without limitation by a Regulatory Authority) in any jurisdiction in the Territory and which are in force as of the Effective Date or come into force during the term of this Agreement and that are applicable to the research, development, Manufacture, or commercialization of Licensed Product or the activities of the Parties under this Agreement, including, without limitation: (a) applicable regulations and guidelines of the NMPA and other Regulatory Authorities and the ICH guidelines; (b) applicable Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices promulgated by the NMPA and other Regulatory Authorities or the ICH; and (c) all applicable industry and trade standards, including the applicable standards of the ISO with, at a minimum, the ISO 9001/9002 quality standards.

“Ascendis FTE Costs” means, for all activities performed by Ascendis or its Affiliates in accordance with the Research and Technical Development Plan or as otherwise directed in writing by the Licensee and agreed to by Ascendis or its Affiliates, the product of: (a) the number of FTEs used by Ascendis or its Affiliates for such activities as set forth in a Research and Technical Development Plan or other written document approved by the Licensee; and (b) the Ascendis FTE Rate. For the avoidance of doubt, the costs of approved service providers fulfilling the obligations of Ascendis or its Affiliates in performing such activities are covered separately under subsection (A) of the “Research and Technical Development Plan Expenses” definition, and are not a part of the Ascendis FTE Costs.

“Ascendis FTE Rate” means (a) if, at the time the applicable Ascendis FTE Costs are incurred, Ascendis owns [***] percent ([***]%) or more of all outstanding preferred shares of Licensee, [***] Euros (€ [***]) per FTE, and (b) if, at the time the applicable Ascendis FTE Costs are incurred, Ascendis owns less than [***] percent ([***]%) of outstanding preferred shares of Licensee, [***] Euros (€ [***]) per FTE; provided in each case of (a) and (b), such amount is fully burdened and includes without limitation, for each FTE, [***], utilities, [***], and a pro rata allocation of general and administrative expenses.

“Ascendis Program IP” means: any Program IP conceived or generated solely by employees, agents or service providers of Ascendis or its Affiliates.

“Ascendis Indemnitee” has the meaning ascribed to it in Clause 15.1.

“Ascendis Patents” means: (a) the patents and patent applications listed in Schedule 1 as of the Effective Date and any conversion, continuation, continuation-in-part, division, provisional or substitution thereof, and any patents issuing thereon, any reissues, re-examinations, confirmations or extensions of such patents (including supplementary protection certificates) and any foreign counterparts of such patent applications and patents in any country in the Territory; and (b) any and all other Patents that are Controlled by Ascendis or its Affiliates as of the Effective Date or at any time thereafter during the term of this Agreement (including without limitation Patents within the Ascendis Program IP or Joint Program IP) that are necessary or useful to make, have made, use, sell, offer for sale or import a Licensed Product.

“Ascendis Technical Information” means: (a) the Technical Information listed in Schedule 2 as of the Effective Date; and (b) any and all other Technical Information that is Controlled by Ascendis or its Affiliates, as of the Effective Date or at any time thereafter during the term of this Agreement (including without limitation Technical Information within the Ascendis Program IP or Joint Program IP), that is necessary or useful to make, have made, use, sell, offer for sale or import a Licensed Product.

“Ascendis Platform Technology” means, as of the Effective Date or at any time thereafter during the term of this Agreement, Ascendis’ proprietary chemistry, materials and methodologies for [***] a substrate of interest (e.g., [***]) to various carriers (including [***]) via a TransCon Linker, [***].

“Bankrupt Party” has the meaning ascribed to it in Clause 18.3(A).

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for ordinary face to face banking business in Copenhagen (Denmark), Cayman, China, and San Francisco (California, USA).

“Change of Control” means the occurrence of any of the following events: (a) any Competitor takes control (as the term “control” is defined in the definition of “Affiliate”) of Licensee; or (b) Licensee: (i) consolidates with, or merges with or into, a Competitor; or (ii) transfers all or substantially all of its assets to any Competitor.

“Competitor” means a Third Party that [***] commercializing (i.e., as the party having the proprietary rights to and booking sales for, but not as a distributor or wholesaler of) a [***] in [***] as of the date of a Change of Control.

“Confidential Information” means confidential Technical Information (of whatever kind and in whatever form or medium, including copies thereof): (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the term of this Agreement and whether disclosed orally, electronically, by observation or in writing; and/or (b) created by, or on behalf of, either Party, or created jointly by the Parties, in the course of this Agreement. “Confidential Information” includes confidential Technical Information regarding such Party’s research, development plans, clinical trial designs, preclinical and clinical data, technology, products, business information or objectives and other information of the type that is customarily considered to be confidential information by Parties engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement. The following shall be deemed the Confidential Information of the Licensee: any and all financial or product pipeline information related to the Licensee provided to Ascendis (whether provided by the Licensee itself or through a Third Party), as well as Licensee Program IP, and the Research and Technical Development Plans. The following shall be deemed the Confidential Information of Ascendis: Ascendis Platform Technology, Ascendis Technical Information, Ascendis Program IP and Ascendis Patents. The following shall be deemed the Confidential Information of both Parties: the terms and conditions of this Agreement.

“Control” or “Controlled” means, with respect to an item of information or Intellectual Property, that a Party has the right, power and legal authority, whether arising by ownership, licence or other authorisation, to disclose, and/or to grant and authorise licences or sub-licences under, such items as required under the terms of this Agreement, without violating the terms of any written agreement with any Third Party under which such Party or its Affiliates first acquired such rights to such item of information or Intellectual Property.

“Diligent Efforts” means with respect to a Party’s research, development, and commercialisation of Licensed Products, the level of efforts and resources such Party would typically exert in similar circumstances pursuing the development and commercialisation of a similar product with similar market potential taking into account the stage of development or commercialisation, market potential and market size, the product life cycle, the risk of development or commercialisation of the Licensed Product, the cost effectiveness of efforts or resources, the competitiveness of alternative products that are or are expected to be in the marketplace, the scope and duration of patent rights or other proprietary rights related to the Licensed Product, and the profitability of the Licensed Product [***]. The efforts and resources of each Party’s respective Affiliates and Sub-Licensees shall count towards that Party’s own Diligent Efforts. Notwithstanding the foregoing, the exercise of diligence by the Licensee shall be determined by judging the Licensee’s commercially reasonable efforts taken as a whole [***].

“Effective Date” means the date of this Agreement.

“Endocrinology Disorders” means [***]

“Endocrinology Product” means a product consisting of a substrate of interest (e.g., [***] to a carrier of interest (including [***] via a TransCon Linker for the treatment of Endocrinology Disorders; provided, that [***]

“Entity” means, and includes, any person, firm or company or group of persons or unincorporated body.

“Excluded Indications” means the indications specified in Schedule 3.

“Executives” means the Chief Executive Officer at the Licensee and the Chief Executive Officer at Ascendis.

“FDA” means the US Food and Drug Administration or any successor agency with comparable responsibilities.

“Field” means the treatment and/or prevention of any disease, condition or disorder of any human indication, excluding the Excluded Indications.

“Force Majeure” means any circumstances not within the reasonable control of the Party concerned including, without limitation: (a) any strike, lockout or other industrial action, or any shortage of or difficulty in obtaining labour, fuel, raw materials or components; (b) any destruction, temporary or permanent breakdown, malfunction or damage of or to any premises, plant, equipment (including computer systems) or materials; (c) any breach of contract, default or insolvency by or of any Third Party, other than an Affiliate of the Party affected by the force majeure, or an employee or officer of that Party or Affiliate; (d) any action taken by a governmental or public authority imposing an embargo, export or import restriction, rationing, quota or other restriction or prohibition; (e) any civil commotion or disorder, riot, invasion, war, threat of or preparation for war; or (f) any accident, fire, or explosion, (other than in each case, one caused by a breach of contract by or assistance of the Party concerned) storm, flood, earthquake, subsidence, epidemic or other natural physical disaster. Notwithstanding the foregoing, lack of funds, manpower or equipment, interruption or failure of utility service and the fault or misconduct by any personnel engaged by a Party shall not be an event of Force Majeure.

“FTE” means a full time equivalent person year of work (consisting of [***]), prorated on a daily or hourly basis as necessary.

“Good Clinical Practice” means the applicable principles and guidelines for good clinical practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation those set out in the Harmonised Tripartite Guideline for Good Clinical Practice as finalised by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Good Distribution Practice” means the applicable principles and guidelines for good distribution practice of drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation those set out in Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use, based on Article 84 and Article 85b(3) of Directive 2001/83/EC.

“Good Laboratory Practice” means the applicable principles and guidelines for good laboratory practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation those set out in the OECD Principles of Good Laboratory Practice published by the Organisation for Economic Co-Operation and Development.

“Good Manufacturing Practice” means all applicable principles and guidelines for good manufacturing practice for drugs and medicinal products, as such principles and guidelines are amended, implemented and supplemented from time-to-time, including without limitation as specified in the applicable provisions of (i) European Directive 2003/94/EC and further guidance as published by the European Commission in Volume IV of “The rules governing medicinal products in the European Community” and (ii) Title 21 Parts 210 and 211 of the US Code of Federal Regulations (21 CFR, parts 210 and 211).

“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Indemnified Party” has the meaning ascribed to it in Clause 15.3.

“Injector” means any device developed by Ascendis for the purpose of administering TransCon CNP.

“Intellectual Property” means registered or unregistered trademarks, Patents, registered designs, unregistered design rights, business, company, domain or product names, service marks, copyright, know-how, Confidential Information, database rights, any rights in clinical study results, applications for and the right to apply for any of the foregoing, and any similar or analogous rights anywhere in the Territory.

“Intellectual Property Office” means the official local patent, trade mark or other Intellectual Property registry in each part of the Territory responsible for granting, maintaining records of, Patents, trademarks or other Intellectual Property and any instruments made in respect thereof.

“ISO” means the International Organization for Standardization.

“Joint Development Committee” or “JDC” means the joint development committee established under Clause 4.6.

“Joint Program IP” means any Program IP conceived or generated during the course of, and in connection with, this Agreement by employees, agents or service providers of both Ascendis and the Licensee or their respective Affiliates or Sub-Licensees.

“Licensed Product” means a product consisting of C-type natriuretic peptide (CNP) [***] to a carrier [***] by a TransCon Linker and which is developed utilizing the Ascendis Platform Technology, regardless of its finished form, formulation or dosage, alone (the foregoing alone, “TransCon CNP”) and, if Ascendis has developed an Injector for use in a clinical trial outside the Territory, also including the Injector.

“Licensed Product Patents” means all Ascendis Patents that claim [***] a Licensed Product in the form as which is concurrently being developed or commercialised, as applicable, by or on behalf of Ascendis or its Affiliates outside of the Territory.

“Licensee Program IP” means: any Program IP conceived or generated solely by employees, agents or service providers of the Licensee or its Affiliates.

“Licensee Indemnitee” has the meaning ascribed to it in Clause 15.2.

“Long-Acting Product” is a product that is intended to be administered to a subject once a week or less frequently than once a week.

“Loss” or “Losses” means any and all losses, liabilities, damages, fines, penalties, costs or expense (including reasonable attorneys’ fees and other expenses of litigation).

“Manufacture” or “Manufacturing” means any manufacturing activity of any Licensed Product, or any ingredient thereof, including manufacturing for pre-clinical or clinical use, or commercial sale, testing, handling, packaging and storage, ongoing stability tests and regulatory activities related to any of the foregoing.

“NMPA” means the National Medical Product Administrations of the People’s Republic of China, or any successor agency with comparable responsibilities.

“Non-Bankrupt Party” has the meaning ascribed to it in Clause 18.3(A).

“Patents” means any and all: (a) issued patents, including inventor’s certificates; (b) patent applications, including any conversion, continuation, continuation-in-part, division, provisional or substitution thereof, and any patents issuing thereon; (c) any reissues, re-examinations, confirmations or extensions of such patents (including supplementary protection certificates); and (d) any foreign counterparts of such patent applications and patents in any country in the Territory.

“Program IP” means any data, results (including all clinical data), improvements and inventions generated by or on behalf of Ascendis or Licensee, or the Parties jointly, in connection with the research, development, Manufacturing, or commercialization activities conducted with respect to the Licensed Product under this Agreement, and all Intellectual Property therein.

“Quarterly Period” means each period of three months commencing on 01 January, 01 April, 01 July and 01 October in a given calendar year.

“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any country, federal, supranational, state, or local regulatory agency, department, bureau, or other government entity that are necessary for the commercialisation of any Licensed Product in a given jurisdiction.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction in the Territory involved in the granting of Regulatory Approval for, or involved in the regulation of, pharmaceutical products.

“Research and Technical Development Plan” has the meaning ascribed to it in Clause 4.1.

“Research and Technical Development Plan Activities” means the Research and Technical Development Plan Activities allocated to Ascendis or its Affiliates as set forth in a Research and Technical Development Plan.

“Research and Technical Development Plan Expenses” means the following costs and expenses actually incurred by Ascendis or its Affiliates after the Effective Date in carrying out the Ascendis Research and Technical Development Plan Activities:

(A)

the out-of-pocket costs incurred by Ascendis or its Affiliates of having the Research and Technical Development Plan Activities performed by approved service providers (including without limitation Third Party manufacturing organisations) in accordance with the applicable Research and Technical Development Plan;

(B)	Ascendis FTE Costs; and

(C)

any other costs or expenses specifically identified and included in the applicable Research and Technical Development Plan, which, for the avoidance of doubt, may include, without limitation, pre-paid amounts.

“Share Purchase Agreement” shall mean that certain Share Purchase Agreement dated as of even date herewith, by and among Licensee, Ascendis-China Ltd., Ascendis Pharma A/S, Vivo Plenilune IX Limited, and Sofinnova Venture Partners IX, L.P.

“Shareholders Agreement” means that certain Shareholders Agreement dated as of even date herewith, by and among Licensee, Ascendis-China Ltd., Ascendis Pharma A/S, Vivo Plenilune IX Limited, and Sofinnova Venture Partners IX, L.P.

“SDEA” has the meaning ascribed to it in Clause 9.1.

“Sub-Licensee” means any Entity that has been granted a sub-licence by either Party of its rights granted hereunder in accordance with Clause 2.4.

“Technical Information” means any and all: (a) identifiable know-how, data, inventions, discoveries, findings, methods, proprietary information, processes, techniques, materials and other information and technology (whether patentable or not) including formulae, biological materials, practices, test data (including pharmacological, toxicological and clinical information and related reports, statistical analyses, expert opinions and the like), analytical and quality control data, marketing, pricing, distribution, cost and sales data or descriptions; and (b) all Intellectual Property with respect to the items in subsection (a) above other than Patents. For clarity, as used in this Agreement, the term “Technical Information” excludes Patents.

“Territory” means the People’s Republic of China, including Hong Kong, Macao and Taiwan.

“Third Party” means any Entity other than Ascendis or its Affiliates or its Sub-Licensees, or the Licensee or its Affiliates or its Sub-Licensees.

“Third Party Claim” means any action, suit or other proceedings brought by a Third Party.

“TransCon Hydrogel” means Ascendis’ proprietary [***] hydrogel containing TransCon Linkers

“TransCon Linker” means Ascendis’ proprietary linker used in [***] a substrate of interest to various carriers (including [***], which chemical linker [***].

“TransCon [***]” means Ascendis’ proprietary [***]-based carrier containing TransCon Linkers.

“Valid Claim” means any claim of a Patent that has not expired or been disclaimed, abandoned or dedicated to the public, or held revoked, unenforceable, unpatentable or invalid (whether through reexamination, reissue, opposition or otherwise) by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time frame allowed for appeal.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto, TVA or any other system of value added tax as provided for in Council Directive 2006/112/EC applied in any Member State of the European Union and any other similar turnover, sales or purchase, tax or duty levied by any other jurisdiction whether central, regional or local.

1.2	Construction

In this Agreement where the context admits:

(A)

references to any statute or statutory provisions shall be deemed to refer to those provisions as amended or re-enacted or as their application is modified by other provisions from time-to-time and any reference to a statutory provision shall include any subordinate legislation made from time-to-time under that provision;

(B)

references to “this Agreement” or to any other agreement or document referred to in this Agreement mean this Agreement or such other agreement or document as may be amended, varied, supplemented, modified or novated from time-to-time, and include the Schedules;

(C)	references to Clause(s) and Schedule(s) are references to clause(s) and schedule(s) of and to this Agreement, and each of the Schedules shall have effect as if set out in this Agreement;

(D)	references to “proprietary” mean Controlled by a Party, but do not infer any requirement of a Patent;

(E)	the headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement;

(F)	the singular includes the plural and vice versa, and references to the masculine, feminine and the neuter shall include all such genders;

(G)	references to any Party include its successors and permitted assigns;

(H)	the symbol “€” means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the EC Treaty, known as the “Euro”; and

(I)	the symbol “$” means the lawful currency of the United States of America, known as the “US Dollar”.

2.	Grants and Restrictions

2.1

Ascendis hereby grants to the Licensee an exclusive (even as to Ascendis, and subject to the terms and conditions of this Agreement), royalty-free (in accordance with Clause 7) licence (with the right to grant sub-licences subject to Clause 2.4) under Ascendis Patents and Ascendis Technical Information to develop, Manufacture, have made, use, sell, offer for sale, import, export or otherwise commercialize Licensed Product in the Field in the Territory. Licensee has the right to grant sublicenses (through one or more tiers) to its Affiliates that are operating companies for China, Hong Kong or other regions in the Territory and such sublicense agreements will be entered into each within [***] ([***]) days after the applicable operating company is incorporated and becomes operational (each such applicable operating company, a “Sublicensed Affiliate”).

2.2

The Licensee hereby grants to Ascendis a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable license (with the right to grant sub-licences subject to Clause 2.4) under the Licensee Program IP and Licensee’s and its Affiliates’ interest in Joint Program IP, in each case that are Controlled by the Licensee or its Affiliates, to make, have made, use, sell, offer for sale or import Licensed Products in any field of use outside the Territory. Ascendis will have the right to convert such non-exclusive license (in whole or in part, at Ascendis’s discretion) to an exclusive license on commercial reasonable terms to be negotiated between the Parties in good faith.

2.3	Restrictions

(A)

During the term of this Agreement, neither Ascendis nor its Affiliates shall conduct, or intentionally enable, or participate in, or license or otherwise authorize any Third Party to conduct, enable or participate in, the research, development, Manufacture or commercialisation of any Competing Product in the Territory (whether for its own account or for any Third Party). As used in this Clause 2.4, a “Competing Product” shall mean [***].

(B)

During the term of this Agreement, the Licensee covenants that it shall not, and Licensee shall procure that its Affiliates and Sub-Licensees shall not, use or exploit the Ascendis Patents or Ascendis Technical Information otherwise than as expressly permitted under the licences granted to Licensee in Clause 2.1. Further, the Licensee shall not grant any license to any Third Party to Licensee’s and its Affiliates interest in (i) Program IP [***] and (ii) any Program IP solely relating to the Ascendis Platform Technology [***], in each case of (i) and (ii), without the prior written consent of Ascendis.

2.4	Each Party agrees that:

(A)

any and all sub-licences granted under Clauses 2.1 and 2.2 shall be on terms consistent with the terms of this Agreement, contain obligations on each Sub-Licensee to perform and observe terms and conditions similar to those contained herein so far as the same are applicable;

(B)	it shall be liable to the other Party for any acts and omissions of its Sub-Licensee that cause any breach of the provisions of this Agreement; and

(C)	it shall, within [***] ([***]) days of the grant of each sub-licence, provide the other Party with [***], provided that [***] from such sub-licence: [***].

2.5

Ascendis shall [***] not to commit any acts or omissions that could cause a material breach of any licence agreement pursuant to which Ascendis has rights to Intellectual Property that it has sub-licensed to the Licensee under this Agreement, such that its Third Party licensor terminates or amends such licence agreement in any way that materially adversely affects a licence or other right granted to the Licensee under this Agreement that is used in a Licensed Product being developed (including under an active Research and Technical Development Plan) or commercialised by the Licensee. Ascendis shall not exercise any rights it may have with respect to any such licence agreement, or amend, terminate, or waive any of its rights under such licence agreement in any way that materially adversely affects a licence or other right granted to the Licensee under this Agreement that is used in a Licensed Product being developed (including under an active Research and Technical Development Plan) or commercialised by the Licensee.

2.6

Only the licences granted or retained pursuant to the express terms of this Agreement shall be of any legal force or effect. No other licence rights shall be created by implication, estoppel or otherwise under this Agreement.

2.7

Each Party shall procure that its Affiliates shall comply with the terms and conditions of this Agreement and shall be liable to the other Party for any acts or omissions of such Affiliates which are not in compliance with the terms and conditions of this Agreement.

2.8

During the term of this Agreement, prior to engaging in substantive discussions with a Third Party regarding the license to such Third Party by Ascendis or its Affiliates under the Ascendis Platform Technology of [***] commercialise Endocrinology Product(s) in the Territory, either by license, option, or otherwise (a “ROFN Opportunity”), Ascendis shall notify Licensee thereof, except to the extent Ascendis cannot grant to Licensee or its Affiliates any rights to such Endocrinology Products in the Territory in light of restrictions imposed on Ascendis or its Affiliates under agreements by and between Ascendis or its Affiliates (on the one hand) and a Third Party (on the other hand) existing as of the “Initial Closing Date” (as such term is defined in the Share Purchase Agreement. No later than [***] ([***]) Business Days after Licensee’s receipt of such notice, Licensee shall notify Ascendis whether Licensee wishes to enter into negotiations with Ascendis to negotiate an agreement for Licensee to obtain the right corresponding to such ROFN Opportunity on reasonable commercial terms to be agreed on in good faith (“ROFN License Agreement”). If Licensee does not timely notify Ascendis that it wishes to negotiate for the ROFN Opportunity, or notifies Ascendis that it is not interested in the ROFN Opportunity, Ascendis shall be free to engage with Third Parties discussions of such ROFN Opportunity, and Licensee shall have no further rights under this Clause 2.8 with respect to such ROFN Opportunity. If Licensee timely notifies Ascendis it wishes to negotiate an agreement for such ROFN Opportunity, the Parties shall enter into good faith negotiations not to exceed [***] ([***]) days with the goal of finalizing the terms of and executing such ROFN License Agreement. If after the expiration of such [***] ([***])-day period (the “ROFN Negotiation Stop Date”), the Parties have not executed such ROFN License Agreement, Ascendis shall be free to engage with Third Parties discussions of such ROFN Opportunity [***], and Licensee shall have no further rights under this Clause 2.8 with respect to such ROFN Opportunity. Notwithstanding any other provision of this Clause 2.8, in no event shall this Clause 2.8 limit in any way the ability of Ascendis or its Affiliates to engage in discussions with a Third Party for [***] to such Third Party under the Ascendis Platform Technology to [***] commercialise an Endocrinology Product so long as such discussions are not in conflict with Ascendis’s obligations under Clause 2.3(A), and any such discussions shall not be deemed a “ROFN Opportunity” for which this Clause 2.8 applies.

2.9

In the event that Ascendis discontinues the development or commercialization of Licensed Product outside the Territory, or if Licensee discontinues the development or commercialization of Licensed Product in the Territory for safety, efficacy and/or regulatory reasons relating to Licensed Product (a “Qualifying Discontinuance”), Ascendis or Licensee, as the case may be, shall promptly inform the other Party of such Qualifying Discontinuance and shall provide relevant data and documentation which forms the basis of such decision to the other Party. In the event of a Qualifying Discontinuance, upon the Licensee’s request, Ascendis shall provide to the Licensee [***] for its other Endocrinology Products which are [***] and for which Ascendis has not granted any Third Party [***] in the Territory, and the Licensee may elect to (i) continue activities with respect to the relevant Licensed Product in the Territory, or (ii) substitute the relevant Licensed Product with one of such other Endocrinology Products, [***], in which event such Endocrinology Product will become a Licensed Product and the Parties shall execute an amendment to this Agreement to memorialize the same. Further, if Licensee requires any technology transfer in connection with such substitution under clause (ii) of the preceding sentence, the Parties [***] the scope and timing for such transfer, as well as FTE-based payments to be made to Ascendis with respect to such transfer activities.

3.	Technical Information and Patents

3.1	Within [***] ([***]) days of the Effective Date, Ascendis shall deliver and provide to the Licensee the items of Ascendis Technical Information listed in Schedule 2.

3.2

Ascendis shall use its Diligent Efforts to provide the Licensee with any additional Technical Information that is not specified in Schedule 2 but is Controlled by Ascendis and/or its Affiliates relating to the Ascendis Technical Information or Ascendis Platform Technology during the term of this Agreement that is necessary or useful for the Licensee to make, have made, use, sell, offer for sale or import Licensed Product in the Field in the Territory. [***].

3.3

Upon the Licensee’s written request, but in no event more than [***] during the term of this Agreement, Ascendis shall provide, [***] to the Licensee a written update (as of the date the request is received by Ascendis) of the Licensed Product Patents in Schedule 1 and/or Ascendis Technical Information in Schedule 2.

4.	Development and Commercialisation

4.1

Within [***] days following the Effective Date, the Parties shall agree to a research and technical development plan (the “Research and Technical Development Plan”) that sets forth the Parties’ respective Research and Technical Development Plan Activities, which may be amended from time to time by the JDC in accordance with this Agreement. The Parties shall perform and complete, or cause the performance and completion of, their respective Research and Technical Development Plan Activities, and deliver to each other a summary of the results (including raw data if reasonably requested by a Party), samples and reports arising therefrom in accordance with each Research and Technical Development Plan within [***] ([***]) days following completion thereof.

4.2

The Licensee shall provide Ascendis with a draft of each Research and Technical Development Plan. The Licensee shall consider, in good faith, any comments regarding each draft Research and Technical Development Plan that Ascendis provides to the Licensee within [***] ([***]) days of Ascendis’ receipt of such draft Research and Technical Development Plan. In addition, the Licensee shall keep Ascendis informed of the progress of the development of each Licensed Product against the applicable Research and Technical Development Plan at each meeting of the JDC pursuant to Clause 4.6(A).

4.3	The Licensee shall be solely responsible for any clinical trial activities carried out as part of its development and commercialisation activities in the Territory.

4.4	The Licensee shall use Diligent Efforts to develop and commercialise Licensed Product in the Field in the Territory.

4.5

Each Party shall conduct all development of Licensed Product in compliance with current Good Laboratory Practice, Good Clinical Practice and Good Manufacturing Practice, in each case, where applicable. Neither Party shall use any person that has been debarred, disqualified or banned from practising medicine to perform activities under this Agreement, and each Party shall immediately notify the other Party in writing if any person performing activities under this Agreement is disqualified, debarred or banned from practising medicine.

4.6	Joint Development Committee

(A)	Formation of JDC

Promptly after the Effective Date, the Parties will form a Joint Development Committee comprised of three (3) representatives of Ascendis and three (3) representatives of the Licensee for the first Research and Technical Development Plan (and will promptly form a JDC following agreement between the Parties in relation to each additional Research and Technical Development Plan). Ascendis agrees that it shall not have the right to nominate representatives of the Licensee to the JDC notwithstanding its ownership in the Licensee.

One representative of the Licensee at the JDC will be selected to act as the chairperson of the JDC. The JDC will meet at least [***] ([***]) times per year during the term of a Research and Technical Development Plan. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the Parties. The JDC will agree upon the time and location of the meetings. The chairperson, or his or her designee, will circulate an agenda for each meeting approximately [***] before the date scheduled for the meeting, and will include all matters requested to be included on such agenda by either Party. The chairperson, or his or her designee, will take complete and accurate minutes of all discussions occurring at the JDC meetings and all matters decided upon at the meetings except that matters reflecting legal advice of counsel will not be included in such minutes. A copy of the draft minutes of each meeting will be provided to each Party by the chairperson, or his or her designee, after each meeting, and such minutes will be reviewed by the JDC members, any needed changes discussed and final minutes agreed to and provided to each Party within [***] ([***]) days after each meeting unless otherwise agreed. A reasonable number of additional representatives of a Party may attend meetings of the JDC in a non-voting capacity. Each Party is responsible for its personnel and travel costs and expenses associated with attending meetings.

(B)	JDC functions and powers

The responsibilities of the JDC will be as follows:

(1)	encouraging and facilitating communication between the Parties with respect to the development of Licensed Product(s)) and the Research and Technical Development Plan Activities;

(2)	[***] the applicable Research and Technical Development Plan’s objectives, goals and schedules, and reviewing and approving amendments to the applicable Research and Technical Development Plan, [***]

(3)

[***], discussing and [***] the progress of the development of Licensed Product, each Party’s progress with respect to the Research and Technical Development Plan Activities for which it is responsible and each Party’s diligence in carrying out its responsibilities under the applicable Research and Technical Development Plan; and

(4)	carrying out the other duties and responsibilities described for it in this Agreement.

(C)	JDC decision making

(1)

All decisions of the JDC will be made by unanimous vote, with each of Ascendis and Licensee having one vote and the decisions will be recorded in the JDC minutes. If after reasonable discussion and consideration of each of the Parties’ views on a particular matter before the JDC, the JDC is unable to reach a decision by unanimous vote on that matter, then [***]

The JDC shall not have any authority other than that expressly set forth above and, specifically, shall have no authority: (x) to amend or interpret this Agreement; (y) to determine whether or not a Party has met its diligence or other obligations under the Agreement; or (z) to determine whether or not a breach of this Agreement has occurred.

(D)	Termination of JDC

The JDC shall terminate in respect of a Research and Technical Development Plan upon completion by both Parties of their respective Research and Technical Development Plan Activities, unless the Parties otherwise agree.

5.	Manufacturing

5.1

Concurrently with the execution of this Agreement, the Parties have entered into that certain clinical supply agreement (the “Clinical Supply Agreement”) pursuant to which Ascendis will supply Licensed Product to Licensee for Licensee’s conduct of clinical trials for the Licensed Product in the Territory on the terms and conditions set forth in the Clinical Supply Agreement. The Parties shall discuss and negotiate in good faith the terms and conditions for the supply by Ascendis of Licensed Product to the Licensee for commercial use upon the written request of Licensee, and in any event starting no later than the date that is [***] ([***]) days after the initiation of the first pivotal clinical trial for the Licensed Product conducted by or behalf of Licensee in the Field and in the Territory.

5.2	The Licensee shall, and it shall procure that its Affiliates and any Sub-Licensees shall:

(A)	[***] relating to the sale of Licensed Product comply with Applicable Laws and are marked, where required, with all relevant patent numbers; and

(B)	conduct all packaging and distribution in accordance with current Good Manufacturing Practice and Good Distribution Practice.

6.	Regulatory

6.1

The Licensee shall have the sole responsibility for obtaining and maintaining, and shall own, all Regulatory Approvals for Licensed Product developed under this Agreement from Regulatory Authorities in each of the jurisdictions in the Territory in the Field.

6.2

Ascendis hereby grants to the Licensee, its Affiliates and Sub-licensees the right to access, reference and utilize any data (including clinical trial data) or regulatory filings generated and/or filed by or on behalf of Ascendis or its Affiliates or other licensees (in each case, to the extent Controlled by Ascendis or its Affiliates) with respect to Licensed Product(s)) in connection with the development, Manufacturing and commercialisation by the Licensee, its Affiliates and Sub-licensees of Licensed Product(s) in the Territory, free of additional charge, as set forth herein. Upon written request from Licensee to be provided access to any such information, Ascendis shall provide such access to Licensee within a reasonable time frame, taking into account the development and regulatory activities conducted by or on behalf of Ascendis for the Licensed Products outside of the Territory. Ascendis hereby represents and warrants that, as of the Effective Date, it and/or its Affiliates Control all data and regulatory filings generated and/or filed by or on behalf of Ascendis or its Affiliates or other licensees with respect to the Licensed Product and Ascendis has the right to grant the right to access, reference and utilization to Licensee, its Affiliates and Sub-licensees thereto. During the Term, Ascendis and/or its Affiliates shall maintain the right to all data and regulatory filings generated and/or filed by or on behalf of Ascendis or its Affiliates or other licensees with respect to the Licensed Product (including by reserving the rights from any Third Party generating, filing and/or having rights to any and all such data and/or regulatory filings) so that Ascendis and/or its Affiliates retains Control of such data and regulatory filings and can grant the right to access, reference and utilization to Licensee, its Affiliates and Sub-licensees under this Section 6.2.

6.3

The Licensee hereby grants to Ascendis the right to access, reference and utilize any data (including clinical trial data) or regulatory filings generated and/or filed by or on behalf of the Licensee or its Affiliates or sublicensees (in each case, to the extent Controlled by Licensee or its Affiliates) with respect to Licensed Product(s) in connection with the development, Manufacturing and commercialisation by Ascendis, its Affiliates or other licensees of Licensed Product(s) outside the Territory, free of additional charge, as set forth herein. Upon written request from Ascendis to be provided access to any such information, Licensee shall provide such access to Ascendis within a reasonable time frame, taking into account the development and regulatory activities conducted by or on behalf of Licensee for the Licensed Products in the Field in the Territory. During the Term, Licensee and/or its Affiliates shall maintain the right to all data and regulatory filings generated and/or filed by or on behalf of Licensee or its Affiliates or Sub-licensees with respect to the Licensed Product (including by reserving the rights from any Third Party generating, filing and/or having rights to any and all such data and/or regulatory filings) so that Licensee and/or its Affiliates retains Control of such data and regulatory filings and can grant the right to access, reference and utilization to Ascendis, its Affiliates and other licensees under this Section 6.2.

6.4	The Licensee undertakes to comply, and to procure that its Sub-Licensees and contractors comply, with all requirements of Regulatory Authorities and/or Applicable Law and relevant guidance.

6.5	Ascendis shall provide assistance and information as reasonably requested by the Licensee in support of such regulatory activities[***].

7.	Payments

7.1	Upfront

As a one-time, non-refundable consideration of the rights and licence granted by Ascendis to Licensee under this Agreement, Licensee shall issue and transfer to Ascendis [***] Series A-1 Preferred Shares in VISEN Pharmaceuticals, corresponding to a total value of US[***] at the Effective Date.

7.2	Research and development funding

The Licensee shall pay or reimburse (as applicable) Ascendis for the Research and Technical Development Plan Expenses in accordance with the schedule set forth in the Research and Technical Development Plans.

7.3	Taxes

In the event that the Licensee is required, under applicable laws, to withhold any deduction or tax from any payment due to Ascendis under this Agreement, such amount shall be deducted from the payment to be made by the Licensee, paid to the proper taxing authority, provided that the Licensee shall take reasonable and lawful actions to avoid and minimise such withholding and promptly notify Ascendis so that Ascendis may take lawful actions to avoid and minimise such withholding. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time-to-time in effect.

All sums payable by the Licensee under or pursuant to this Agreement [***] (if applicable). The taxable supply of services made under or in connection with this Agreement by Ascendis to the Licensee are [***]. The Parties agree that they will undertake commercially reasonable efforts to minimize or eliminate any VAT liability, including but not limited to [***].

7.4	Interest

Where any fees, milestones or other sums payable by the Licensee to Ascendis hereunder remain unpaid after the date on which they became due, the Licensee shall pay to Ascendis interest calculated from the date upon which the sums became due until payment thereof at the rate, to the extent permitted by applicable law, equal to the average one-month US Dollar London Interbank Offered Rate (LIBOR) as determined for each Quarterly Period on the last Business Day of such Quarterly Period (it being understood that if such rate is below zero percent (0%) for any period it shall be deemed to be zero percent (0%) for such period for the purposes of this Clause 7.4) plus [***] percent ([***]%).

8.	Records and Auditing

8.1

Each Party will maintain complete and accurate books, records and accounts used for the determination of any payment obligations under this Agreement, which books, records and accounts will be retained by such Party until [***] ([***]) years after the end of the period to which such books, records and accounts pertain. The Licensee shall make such books, records and accounts available to Ascendis for an additional [***] ([***]) years if reasonably available and required by the applicable tax authority.

9.	Pharmacovigilance

9.1

After the execution of this Agreement, the Parties shall promptly, and in any event before the Licensee starts any clinical development activities, agree on the terms of a safety data exchange agreement (the “SDEA”) for the collection, reporting and exchange of safety information. The scope of the SDEA shall also include the Licensee’s Affiliates and Sub-Licensees, as applicable.

9.2

Each Party shall notify the other Party of any “serious adverse experience” or “unexpected adverse experience” (as defined below) and will manage the same, both in accordance with the terms of the SDEA. For the purpose of this Clause 9.2, “serious adverse experience” and “unexpected adverse experience” shall have the meaning assigned by relevant regulations (to the extent applicable). To the extent relevant regulations require harmonisation or are not applicable, then each of the foregoing terms shall be as defined in the SDEA.

10.	Confidentiality

10.1

During the term of this Agreement, and for a period of [***] ([***]) years thereafter, the Licensee agrees to keep secret Ascendis’ Confidential Information, to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, contractors, consultants, Affiliates and Sub-Licensees to whom and to the extent that such disclosure is reasonably necessary in order to exercise its rights and perform its obligations under this Agreement.

10.2

During the term of this Agreement, and for a period of [***] ([***]) years thereafter, Ascendis agrees to keep secret the Licensee’s Confidential Information, to use the same exclusively as permitted under this Agreement, and to disclose the same only to those of its employees, contractors, Affiliates, Sub-Licensees and licensees to whom and to the extent that such disclosure is reasonably necessary in order to exercise its rights and perform its obligations under this Agreement.

10.3

Each Party shall procure that all its employees, contractors, Affiliates and Sub-Licensees who have access to any Confidential Information of the other to which the obligations of Clauses 10.1 or 10.2 as the case may be apply, shall be made aware of, subject to, and comply with those obligations. Without limiting the foregoing, each Party shall take at least those measures it employs to protect its own confidential information of a similar nature to protect the other Party’s Confidential Information, but in any event no less than reasonable care.

10.4	The foregoing obligations of Clauses 10.1 and 10.2 shall not apply to any Confidential Information of the disclosing Party which:

(A)	prior to the recipient Party’s receipt thereof from the disclosing Party, was in the possession of the recipient Party without any breach of confidentiality and at its free disposal;

(B)	is subsequently lawfully disclosed to the recipient Party without any breach of confidentiality by an independent Third Party, and at the recipient Party’s free disposal;

(C)	is or becomes generally available to the public through no act or default of the recipient Party or its agents, contractors or employees; or

(D)

is independently developed by the receiving Party without the benefit of any Confidential Information disclosed hereunder, as demonstrated by documented evidence prepared contemporaneously with such independent development.

10.5	Notwithstanding the foregoing, a Party and its Affiliates and Sub-Licensees may use and disclose the Confidential Information of the other Party:

(A)

if it is required to be disclosed by law, regulation or action of any governmental agency or authority, including as may be required in connection with any filings made with, or by the disclosure policies of a major stock exchange; provided that the Party seeking to disclose the Confidential Information of the other Party: (i) promptly informs the other Party (prior to making any such disclosures, if practicable) and cooperates with the other Party in seeking a protective order or other appropriate remedy (including redaction); and (ii) whenever it is possible to obtain confidential treatment, request confidential treatment of such information;

(B)

as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and clinical trials and for pricing approvals, for any Licensed Product, provided that, the disclosing Party shall use commercially reasonable efforts to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information; or

(C)	as reasonably necessary to exercise its rights or fulfil its obligations under this Agreement.

10.6

The Licensee and its Affiliates and Sub-Licensees may disclose the Confidential Information of Ascendis to contractors, consultants and other service providers in connection with the development or Manufacture of Licensed Product(s) under conditions of confidentiality at least as restrictive as those contained in this Clause 10 and/or as is standard for similar deals in the biotechnology industry.

10.7

If a Party concludes that a copy of this Agreement must be filed with the United States Securities Exchange Commission or other regulatory agency (“SEC”) (or equivalent foreign agency or a securities exchange), such Party will use all reasonable efforts to provide the other Party with a copy of this Agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, and to provide the other Party with an opportunity to comment on any such proposed redactions and to suggest additional redactions. The filing Party will take such other Party’s reasonable comments into consideration before filing the Agreement.

10.8

Each Party (“Publishing Party”) shall submit to the other Party manuscripts, including abstracts, and texts of poster presentations and other external presentations containing the other Party’s Confidential Information at least [***] ([***]) days prior to presentation or submission for publication for purposes of allowing the other Party to comment on the manuscript or text; provided that the other Party may require the Publishing Party, by giving notice in writing to the Publishing Party within [***] ([***]) days of the receipt of such manuscript, abstract, text or other external presentations from the Publishing Party to redact certain information or delay submission for publication or presentation of such manuscript, abstract, text or other external presentation if, in the reasonable opinion of the other Party such delay is necessary in order to permit the filing of any patent application or to protect the other Party’s Confidential Information contained in such manuscript, abstract, text or other external presentation.

10.9

The Licensee, in accordance with its internal policies and procedures, shall have the right to publish all studies, clinical trials and results thereof on the clinical trial registries that are maintained by or on behalf of the Licensee. Ascendis shall not publish any studies, clinical trials or results thereof on its clinical trial registry, provided however, that Ascendis may include on Ascendis’ clinical trial registry a link to the Licensee’s clinical trial registry.

10.10

Notwithstanding the foregoing, each Party shall have the right to disclose the terms and conditions of this Agreement: (i) in confidence (i.e., pursuant to a written confidentiality agreement containing terms at least as stringent as those contained in this Agreement) to any bona fide potential or actual investor, investment banker, auditor, counsel, acquirer or merger target; and (ii) subject to the prior written consent of the other Party, such consent not to be unreasonably withheld, for the purpose of a public offering or private placement of shares and/or securities.

11.	Intellectual Property

11.1	All Patents and Technical Information and other Intellectual Property owned or Controlled by a Party prior to the Effective Date shall remain owned or Controlled by the respective Party.

11.2	Ascendis and the Licensee acknowledge and agree that as between them:

(A)

Ascendis (or its Affiliates) shall own all right, title and interest in and to any and all Ascendis Patents (except for Ascendis Patents within the Joint Program IP), Ascendis Technical Information (except for Ascendis Technical Information within the Joint Program IP) and Ascendis Program IP;

(B)	the Licensee shall own all right, title and interest in and to any and all Licensee Program IP; and

(C)

the Licensee and Ascendis (or its Affiliates) shall each own an undivided fifty percent (50%) right, title and interest in and to any and all Joint Program IP. For the avoidance of doubt, subject to the licences granted under this Agreement, each Party shall be free to exploit, transfer or encumber its own interest in the Joint Program IP without the consent of, and without accounting to, the other Party. For those jurisdictions where a specific license is required for a joint owner of Joint Program IP to practice such Joint Program IP in such jurisdictions: (i) Ascendis hereby grants to Licensee a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up, transferable and sublicensable license under Ascendis’s right, title and interest in and to all Joint Program IP to use such Joint Program IP in accordance with the terms of this Agreement; and (ii) Licensee hereby grants to Ascendis a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up, transferable and sublicensable license under Licensee’s right, title and interest in and to all Joint Program IP to use such Joint Program IP in accordance with the terms of this Agreement. Each Party shall promptly notify the other Party after it first learns of the conception of a Joint Program IP by such Party, its employees, officers, or independent contractors, and provide the other Party with a detailed report of the underlying data, results, experimental procedures related to, and inventors of, such Joint Program IP.

11.3	Notwithstanding the foregoing, [***].

12.	Prosecution, Maintenance and Defence

12.1

Subject to Clause 12.4, Ascendis shall, at its own expense and in its sole discretion, have the right to file, prosecute, maintain and defend the Ascendis Patents that are not Joint Program IP Patents (as defined in Clause 12.3(A) (including without limitation Licensed Product Patents as well as any Ascendis Patent claiming Ascendis Platform Technology that are not Joint Program IP Patents). Solely with respect to the Licensed Product Patents in the Territory that are not within the Joint Program IP, Ascendis will promptly provide the Licensee with drafts of all proposed filings and correspondence (including without limitation the initial application as well as any material correspondence with any Intellectual Property Office in the Territory related to any filings) in a manner that allows the Licensee a reasonable opportunity for review and comment (and in any event no less than [***] ([***]) days, if and when possible) before such filings are due. Ascendis will consider all of the Licensee’s reasonable suggestions, recommendations and instructions concerning the preparation, filing, prosecution, defence and maintenance of any such Patents (including without limitation any suggestion or recommendation [***]), provided that such reasonable suggestions, recommendations and instructions are provided to Ascendis within [***] ([***]) days of the Licensee receiving any such proposed filings and correspondence. If Ascendis does not wish to file, prosecute or maintain any such Licensed Product Patent which is not within the Joint Program IP, or if Ascendis wishes to allow any such Patent to lapse, in each case, solely within the Territory, then [***], Ascendis shall notify Licensee in writing of such decision at least [***] ([***]) days prior to any action relating to such Patent is required, and Licensee shall then have the option, at its sole discretion, to file, prosecute, and/or maintain such Patent, at its sole cost and expense.

12.2

Subject to Section 12.4, the Licensee shall, at its own expense and in its sole discretion, have the right to file, prosecute, maintain and defend any Patent within the Licensee Program IP. If Licensee does not wish to file, prosecute or maintain any such Patent within the Licensee Program IP, or if Licensee wishes to allow any such Patent to lapse, in each case, solely outside of the Territory, then [***], Licensee shall notify Ascendis in writing of such decision at least [***] ([***]) days prior to any action relating to such Patent is required, and Ascendis shall then have the option, at its sole discretion, to file, prosecute, and/or maintain such Patent, at its sole cost and expense.

12.3	Joint Program IP

(A)

Subject to Clause 12.4, the Prosecuting Party (as defined below) shall select outside patent counsel (“Outside Patent Counsel”) at its sole discretion to file, prosecute and maintain any Patent within the Joint Program IP in the joint names of the Parties (“Joint Program IP Patent”). [***] shall have the first right, at its sole expense and in its sole discretion, to engage Outside Patent Counsel to file, prosecute and maintain all Joint Program IP Patents, and [***] shall have the backup right to file, prosecute, and maintain such Joint Program IP Patents in the Territory in accordance with Clause 12.3(C). The Party that exercises its right to file, prosecute and maintain a particular Joint Program IP Patent in accordance with this Clause 12.3 shall be referred to as the “Prosecuting Party”.

(B)

With respect to Joint Program IP Patents, the Prosecuting Party will (or will cause Outside Patent Counsel to) promptly provide the other Party with drafts of all proposed filings and correspondence (including without limitation the initial application as well as any material correspondence with any Intellectual Property Office related to any filings) in a manner that allows the other Party a reasonable opportunity for review and comment (and in any event no less than [***] ([***]) days, if and when possible, before such filings are due). The Prosecuting Party will (or will cause Outside Patent Counsel to) consider all of the other Party’s reasonable suggestions, recommendations and instructions concerning the preparation, filing, prosecution, defence and maintenance of any such Joint Program IP Patents (including without limitation any suggestion or recommendation [***]), provided that such reasonable suggestions, recommendations and instructions are provided to the Prosecuting Party (or Outside Patent Counsel) within [***] ([***]) days of the other Party receiving any such proposed filings and correspondence.

(C)

If [***] as the Prosecuting Party elects: (1) not to file, prosecute or maintain a Joint Program IP Patent (whether in one or more jurisdictions); or (2) to allow any such Patent to lapse or become abandoned or unenforceable, in each case, in accordance with Clause 12.3(A), then [***] shall notify [***] in writing at least [***] ([***]) days prior to the lapse or abandonment of any such Patent. Thereafter, [***] may, but is not required to, undertake, at its sole expense and in its sole discretion, and using Outside Patent Counsel, the prosecution and maintenance of such Joint Program IP Patent, but solely within the Territory, and in such case, [***] shall become the Prosecuting Party with respect to such Patent in the Territory.

12.4	Notwithstanding any other provision of this Clause 12, [***]

12.5

The Parties agree to cooperate reasonably in the filing, prosecution and maintenance of all Patents as set forth under this Clause 12 including providing relevant Technical Information to the prosecuting Party (as determined in accordance with this Clause 12), obtaining and executing necessary powers of attorney and assignments by the named inventors, obtaining execution of such other documents which may be needed in the filing, prosecution and maintenance of each such Patent, and, as requested, updating each other regarding the status of each such Patent, and shall cooperate with the other Party so far as reasonably necessary with respect to furnishing all information and data in its possession and Control that is reasonably necessary to prosecute and maintain such Patents.

13.	Enforcement of Patent Rights and Defence of Third Party Claims

13.1	Infringement by a Third Party

(A)

In the event of Ascendis or the Licensee becoming aware of any suspected infringement or any unauthorised use by a Third Party of any of the Ascendis Patents, Ascendis Technical Information, Ascendis Program IP, Licensee Program IP, and/or the Joint Program IP in the Field in the Territory, the Party becoming aware of the same shall promptly notify the other Party.

(B)

Where such suspected infringement or unauthorised use is of the Ascendis Patents or Ascendis Technical Information (including those within the Joint Program IP and/or Ascendis Program IP), in each case (i) outside the Territory, or (ii) inside the Territory but outside the Field, Ascendis shall, at its own expense, have the exclusive right, but not the obligation, to take or threaten any legal action that it deems appropriate to halt such suspected infringement and to retain any amounts recovered in respect of such suspected infringement or unauthorised use. Termination and/or settlement of the litigation are at the sole discretion of Ascendis (i.e., without the prior consent of the Licensee), provided such termination or settlement does not impose a liability (monetary or otherwise) on Licensee or limit the rights of Licensee under this Agreement, or otherwise materially impair Licensee’s rights in the relevant Ascendis Patent in each case without Licensee’s prior written consent.

(C)

Where such suspected infringement or unauthorised use is of the Ascendis Patents Ascendis Technical Information (including those within the Joint Program IP and/or any Ascendis Program IP), in each case in the Field in the Territory, the Licensee shall, at its own expense, have the first right, but not the obligation to take or threaten any legal action that it deems appropriate to halt such suspected infringement (provided that [***]). Each Party shall retain the following percent of any remaining amounts recovered in respect of such suspected infringement or unauthorised use after the Licensee has recouped its expenses: the Licensee shall retain [***] percent ([***]%) and Ascendis shall retain [***] percent ([***]%). Termination and/or settlement of the litigation are at the sole discretion of the Licensee (i.e., without the prior consent of Ascendis), provided such termination or settlement does not impose a liability (monetary or otherwise) on Ascendis or limit the rights of Ascendis under this Agreement, or otherwise materially impair Ascendis’s rights in the relevant Ascendis Patent in each case without Ascendis’s prior written consent.

(D)

If Ascendis wishes to take or threaten legal action and the Licensee has the first right to do so under Clause 13.1(C), but does not do so within [***] ([***]) days of becoming aware of potential infringement, then Ascendis may take or threaten such legal action and the Licensee shall, at Ascendis’ request, lend its name where necessary or desirable to proceedings relating to such action and provide reasonable assistance in such proceedings. In such circumstances, Ascendis shall control the conduct of the action but shall consult the Licensee in good faith with regard to significant decisions. Each Party shall retain the following percent of any remaining amounts recovered in respect of such suspected infringement or unauthorised use after Ascendis has recouped its expenses: Ascendis shall retain an amount equal to [***] percent ([***]%) and the Licensee shall retain the remaining [***] percent ([***]%). Termination and/or settlement of the litigation are at the sole discretion of Ascendis (i.e., without the prior consent of the Licensee).

(E)

Each Party shall provide to the Party enforcing any such rights under this Clause 13.1 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by Applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any important aspects of such enforcement, including determination of litigation strategy and filing of important papers to the competent court.

13.2	Defence of Third Party Claims

(A)

In the event that the development or commercialisation of a Licensed Product results in action by a Third Party against a Party (or its Affiliates or Sub-Licensees) for infringement or unauthorised use of Intellectual Property or confidential information anywhere in the Territory, such Party shall promptly notify the other Party in writing.

(B)

Each Party (or its Affiliates or Sub-Licensees) against whom such action is brought shall: (i) have the right but not the obligation to defend such action; (ii) have the right to be represented by separate legal advisors; (iii) keep the other Party informed of, and assist and co-operate with the other Party in, any such action; and (iv) bear its own costs.

14.	Warranties

14.1	Each Party warrants to the other Party that it:

(A)	is free to enter into this Agreement and to carry out its obligations hereunder without violating any obligation owed by it or any of its Affiliates to any Third Party;

(B)

shall not, during the existence of this Agreement, enter into any assignments, licences, obligations, charges or assignments, either written, oral or implied, which are or shall be inconsistent with this Agreement;

(C)	has obtained all necessary corporate approvals to enter into and execute this Agreement;

(D)

has never been debarred, disqualified or banned from practising medicine and that it is not under investigation by any Regulatory Authority for debarment, disqualification or any similar regulatory action in any country.

14.2	Ascendis represents and warrants to the Licensee that, as of the Effective Date, Ascendis:

(A)	Controls the Ascendis Patents and Ascendis Technical Information in the Field in the Territory;

(B)	has the right to grant to the Licensee the rights and licences granted to the Licensee under the terms and conditions of this Agreement,

(C)	has the right to provide and disclose to the Licensee the Ascendis Technical Information that it provides or discloses to the Licensee under the terms and conditions of this Agreement;

(D)

itself and its employees have not received notice of any actions, lawsuits, claims or arbitration or material adverse proceedings (other than on-going routine patent prosecution matters) in any way relating to the Ascendis Patents, Ascendis Technical Information or Ascendis Platform Technology; and

(E)

is not, to [***] its knowledge, aware that the use of Licensed Product Patents in Schedule 1, the Ascendis Patents existing as of the Effective Date, and/or Ascendis Technical Information listed in Schedule 2, for development or commercialisation of a Licensed Product infringes any Third Party’s Patent.

(F)

there are no patents, patent applications or Technical Information that are owned or in-licensed by Ascendis and/or its Affiliates that Ascendis and/or its Affiliates do not Control and are not included in the license granted to Licensee under this Agreement, which would be infringed by or would otherwise cover the development, manufacture and/or commercialization of the Licensed Product in the Field in the Territory. During the Term, Ascendis and/or its Affiliates shall maintain the Control of patents, patent applications and/or Technical Information that are then-owned or then-in-licensed by Ascendis and/or its Affiliates that would be infringed by or would otherwise cover the development, manufacture and/or commercialization of the Licensed Product in the Field in the Territory (including by reserving such rights from any Third Party carrying out the development, manufacture and/or commercialization of the Licensed Product on behalf of or under a license from Ascendis or its Affiliates) so that such patents, patent applications and/or Technical Information are included in the license granted to Licensee hereunder; provided, that for clarity this provision shall not be deemed to impose any obligation on Ascendis to obtain ownership or license rights to any patents, patent applications, Technical Information, or intellectual property rights of any Third Party.

14.3

EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

15.	Indemnification

15.1

Except as provided in Clause 15.2 below, the Licensee shall indemnify, defend and hold harmless Ascendis and its Affiliates, and their respective directors, officers, employees and agents (each an “Ascendis Indemnitee”) from and against all Losses arising out of or resulting from any Third Party Claims to the extent such Losses result from or arise out of: (a) the activities performed by the Licensee in connection with the exercise of its rights or obligations under this Agreement (including the exploitation of the Licensed Product(s) in the Territory); (b) breach by the Licensee of the representations and warranties provided in Clause 14; (c) gross negligence, recklessness or wilful misconduct by the Licensee; or (d) violation of Applicable Law by the Licensee. The indemnification obligations set forth in this Clause 15.1 shall not apply to the extent that any such Losses arising from such Third Party Claim arose or resulted from the events specified in Clause 15.2(a)-(d).

15.2

Except as provided in Clause 15.1 above, Ascendis shall indemnify, defend and hold harmless the Licensee, its Affiliates, and their respective directors, officers, employees and agents (each a “Licensee Indemnitee”) from and against all Losses arising out of or resulting from any Third Party Claims to the extent such Losses result from or arise out of: (a) the activities performed by Ascendis, its Affiliates, and Sublicensees in connection with the exercise of its rights or obligations under this Agreement, including the exploitation of the Licensed Product(s) outside of the Territory; (b) breach by Ascendis of the representations and warranties provided in Clause 14; (c) gross negligence, recklessness or wilful misconduct by Ascendis, its Affiliates, and Sublicensees; or (d) violation of Applicable Law by Ascendis, its Affiliates, and Sublicensees. The indemnification obligations set forth in this Clause 15.2 shall not apply to the extent that any such Third Party Claim arose or resulted from the events specified in Clause 15.1(a)-(d).

15.3

In the event that an Ascendis Indemnitee or a Licensee Indemnitee, as applicable (hereinafter an “Indemnified Party”) seeks indemnification under this Clause 15, such Indemnified Party shall: (i) give prompt notice to the indemnifying Party of any such Third Party Claim; (ii) permit the indemnifying Party to assume direction and control of the defence of such Third Party Claim (including decisions regarding its settlement or other disposition, which may be made in the indemnifying Party’s sole discretion except as otherwise provided herein); (iii) assist the indemnifying Party at the indemnifying Party’s expense in defending such Third Party Claim; and (iv) not compromise or settle such Third Party Claim without the indemnifying Party’s prior written consent, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any such Third Party Claim, to the extent prejudicial to its ability to defend such Third Party Claim, shall relieve the indemnifying Party of any obligation to the Indemnified Party under this Clause 15. The Indemnified Party may participate in the defence of such Third Party Claim through counsel of its choice, but the reasonable cost of such counsel shall be borne solely by the Indemnified Party. It is understood that only Ascendis or the Licensee may claim indemnity under this Clause 15 (on its own behalf or on behalf of its Indemnified Parties), and other Indemnified Parties may not directly claim indemnity hereunder. No compromise or settlement of any Third Party Claim may be effected by the indemnifying Party without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless: (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party; (b) the sole relief provided is monetary damages that are paid in full by the indemnifying Party; and (c) the Indemnified Party’s rights under this Agreement are not adversely affected. The Indemnified Party shall have no right to settle any such Third Party Claim without the prior written consent of the indemnifying Party (and any such settlement without the prior written consent of the indemnifying Party shall relieve the indemnifying Party of its obligations under this Clause 15), unless: (x) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party; (y) the sole relief provided is monetary damages that are paid in full by the Indemnified Party; and (z) the indemnifying Party’s rights under this Agreement are not adversely affected.

16.	Limitation of Liability

16.1

Subject to Clause 16.2, neither of the Parties nor any of their Affiliates shall be liable to each other under any contract, negligence, strict liability or other legal or equitable theory for indirect, incidental, special, punitive, exemplary or consequential damages arising out of or resulting from this Agreement. The foregoing shall not limit:

(A)	the obligations of either Party from and against Third Party claims under Clauses 15.1 or 15.2 to the extent that such Third Party has been awarded such damages;

(B)	the liability of a Party as a result of its breach of Clause 10; or

(C)	the liability of either Party under Clause 2.3.

16.2	Neither Party limits or excludes its liability for fraud, fraudulent concealment or fraudulent misrepresentation, nor for death or personal injury arising from its negligence.

16.3	Ascendis and Ascendis Pharma A/S shall be jointly and severally liable for any liabilities incurred by or on behalf of Ascendis under this Agreement.

17.	Term and Survival

17.1

This Agreement shall commence with effect from the Effective Date and shall continue for so long as a Valid Claim of an Ascendis Patent exists in the Territory, unless terminated earlier pursuant to Clause 18.

17.2

On the expiration or other termination of this Agreement each Party shall continue to be bound by Clauses 2.2 (solely in the event of expiration, or as it may be modified by Clause 19.3 in specified events of termination), 8 (Records and Auditing), 9.2 (Pharmacovigilance), 10 (Confidentiality), 11.1 and 11.2 (Intellectual Property), 15 (Indemnification), 16 (Limitation of Liability), 17 (Term and Survival), 19 (Effect of Termination), 20 (Dispute Resolution) and 21 (Miscellaneous).

18.	Termination

18.1	Licensee termination for convenience

The Licensee may terminate this Agreement at any time for any reason by giving ninety (90) days’ prior written notice to Ascendis.

18.2	Right to Terminate for Material Breach

(a)

In the event that Ascendis commits a material breach of any of the terms of this Agreement on its part to be performed or observed, Licensee shall have the right to terminate this Agreement, in whole or in part, by giving sixty (60) days’ written notice to Ascendis; provided, however, that in the case of a material breach capable of being remedied, if Ascendis shall remedy such material breach within sixty (60) days after the notice has been given, then the notice shall not be effective and the Agreement shall not terminate.

(b)

In the event that Licensee commits a material breach of any of the material obligations under Section 2.3, 7.1, 7.2 or 10 and such material breach causes material loss by Ascendis that exceeds [***] dollars ($[***]), Ascendis shall have the right to terminate this Agreement, in whole or in part, by giving ninety (90) days’ written notice to Licensee; provided, however, that if Licensee shall remedy such material breach or reduce such loss below [***] dollars ($[***]) within ninety (90) days after the notice has been given, then the notice shall not be effective and the Agreement shall not terminate.

18.3	Right to Terminate for Bankruptcy

(A)	Right to terminate

A Party (the “Non-Bankrupt Party”) may, to the extent legally permissible and in addition to any other remedies available to it by law or in equity, terminate this Agreement, as a whole by notice to the other Party (the “Bankrupt Party”), in the event the Bankrupt Party has become bankrupt, has made an assignment for the benefit of its creditors or there has been appointed a trustee or receiver of the Bankrupt Party for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the Bankrupt Party in bankruptcy or seeking reorganisation, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganisation or other similar act or law of any jurisdiction now or hereafter in effect and any such event shall have continued for sixty (60) days undismissed, unbonded and undischarged.

(B)	Retention of rights upon Bankruptcy

In the event of a bankruptcy of the Bankrupt Party, the rights and licences granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and shall otherwise be deemed to be, for purposes of paragraph 365(n) of the United States Bankruptcy Code, licences of rights to “intellectual property” as defined under paragraph 101(35A) of the United States Bankruptcy Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. The Parties further agree that in the event of the commencement of a bankruptcy proceeding by or against the Bankrupt Party, including under the United States Bankruptcy Code, the Non-Bankrupt Party shall, to the extent legally permissible, be entitled to complete access to any such intellectual property of the Bankrupt Party that pertains to the rights granted in the licenses under this Agreement and embodiments of such intellectual property.

18.4

Ascendis termination for Change of Control. Ascendis may terminate this Agreement as a whole, effective immediately upon written notice to Licensee, in the event of a Change of Control in favour of a Competitor.

18.5	Ascendis termination for Patent challenge.

(A)

Without limiting Clause 18.5(B), [***], Ascendis may terminate this Agreement as a whole effective upon thirty (30)-day written notice to the Licensee, if the Licensee or its Affiliates challenges [***] in a court the validity, [***] of any Ascendis Patent and such challenge is not withdrawn within such thirty (30)-day period, unless Ascendis or its Affiliates or any of its licensees has [***].

(B)

At any time during the Term, Ascendis may terminate this Agreement as a whole effective upon thirty (30)-day written notice to the Licensee, if the Licensee or its Affiliates challenges [***] in a court the validity, [***] of any (i) Ascendis Patent [***] or (ii) any Ascendis Patent [***], and in either case of (i) or (ii), such challenge is not withdrawn within such thirty (30)-day period, unless Ascendis or its Affiliates or any of its licensees has [***].

19.	Effect of Termination

19.1	The termination of this Agreement shall be without prejudice to:

(A)	the obligation of the Licensee to pay to Ascendis all sums accrued, due and payable under Clause 7 as of the effective date of termination; and

(B)	any right of, or remedy available to, either Party against the other in respect of any action or omission hereunder prior to such termination.

19.2	Termination by the Licensee

(A)	For Convenience

In the event of termination of this Agreement in whole or in part by the Licensee pursuant to Clause 18.1:

(1)	the licences granted to Ascendis and its Affiliates under Clause 2.2 shall [***], except that [***], and [***];

(2)	Licensee shall transfer, or cause to be transferred, all [***] existing as of the effective date of such termination to Ascendis or its designee, [***], and [***];

(3)	the licences granted to the Licensee under Clause 2.1 shall terminate as of the effective date of such termination;

(4)	[***]; and

(5)	obligations under Clause 2.3 shall cease for both Parties and their Affiliates.

(B)	For Ascendis’ breach or bankruptcy

In the event of termination of this Agreement in whole by the Licensee pursuant to Clauses 0 or 18.3(A), subject to Clause 19.5:

(1)

the licence granted to the Licensee under Clause 2.1 (and all sublicenses granted thereunder) shall survive (along with all obligations associated therewith) in respect of any Ascendis Patents, Ascendis Technical Information, Ascendis Program IP and Ascendis’ and its Affiliates’ interest in Joint Program IP that exist as of the effective date of such termination;

(2)

the licence granted to Ascendis and its Affiliates under Clause 2.2 shall survive (along with all obligations associated therewith), in respect of the Licensee’s and its Affiliates’ interest in any Joint Program IP and Licensee Program IP that exist as of the effective date of such termination;

(3)	[***];

(4)

if the effective date of such termination is prior to the [***] anniversary of the Effective Date, unless otherwise agreed to by the Licensee, Ascendis’ obligations under Clause 5.1 shall survive until the [***] anniversary of the Effective Date; and

(5)	Ascendis’ and its Affiliates’ obligations under Clause 2.3(A) shall survive until the [***] anniversary of the effective date of such termination.

19.3	Termination by Ascendis

In the event of termination of this Agreement in whole or in part by Ascendis pursuant to Clauses 18.2, 18.3, 18.4 or 18.5, subject to Clause 19.4:

(A)	the licence granted to Ascendis and its Affiliates under Clause 2.2 shall [***], except that [***], and Ascendis [***];

(B)	Licensee shall transfer, or cause to be transferred, [***] existing as of the effective date of such termination to Ascendis or its designee, [***], and Ascendis shall [***];

(C)	[***];

(D)	obligations under Clause 2.3 shall cease for both Parties and their Affiliates; and

(E)	the licence granted to the Licensee under Clause 2.1 shall terminate as of the effective date of the termination.

19.4	Inventory at termination

In the event this Agreement is terminated for any reason, the Licensee shall have the right to sell or otherwise dispose of Licensed Product then in its stock for up to [***] ([***]) months following the termination of this Agreement.

19.5	Continuation of sub-licences

Upon termination of this Agreement, any existing, permitted sub-licence granted by a Party under this Agreement shall continue in full force and effect, provided that the permitted Sub-Licensee did not cause the breach that gave rise to a termination under Clause 18.2 and agrees to be bound by all the terms and conditions of this Agreement that are applicable to such permitted Sub-Licensee, including, without limitation, rendering directly to the licensing Party all payments and other obligations due to the licensing Party related to such sub-licence.

19.6	Return of Confidential Information

Following any expiration or termination of this Agreement, the Party that has Confidential Information of the other Party shall return to the other Party (or destroy at such Party’s written request) all such Confidential Information in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information to confirm compliance with the non-use and non-disclosure provisions of this Agreement, and any Confidential Information of the other Party contained in its laboratory notebooks or databases.

20.	Dispute Resolution

20.1	Internal resolution

(A)	Any dispute, controversy or claim related to matters within the powers and authority of the JDC shall be resolved by the Parties in accordance with procedures set forth in Clause 4.6.

(B)

Except as otherwise expressly provided herein, including in Clause 20.1(A) above, in the event of any controversy, claim or other dispute arising out of or relating to compliance with this Agreement, or the validity, breach, termination or interpretation of this Agreement, such dispute shall be first referred to the Executives for resolution, prior to proceeding under the following provisions of Clause 20.2. A dispute shall be referred to the Executives upon one Party providing the other Party with written notice that such dispute exists, and the Executives shall attempt to resolve such dispute through good faith discussions. In the event that the Executives cannot resolve such dispute within [***] ([***]) days of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Clause 20.2. The Parties agree that any discussions between such Executives, or their designees, regarding such dispute shall be the Confidential Information of both Parties and do not constitute settlement discussions, unless the Parties agree otherwise in writing.

20.2	Arbitration

Except as otherwise expressly provided in this Agreement, including but not limited to Clause 20.3, the Parties agree that any dispute not resolved internally by the Parties pursuant to Clause 20.1(B), shall be resolved through binding arbitration conducted under the auspices of the [***] (for purposes of this Clause 20.2, the “Rules”), except as modified in this Agreement, applying the substantive law specified in Clause 21.12 (Governing law). A Party may initiate arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as neutrals and have at least [***] ([***]) years of: (a) dispute resolution experience (including judicial experience); and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under Clause 20.2(b). Notwithstanding anything to the contrary in this Clause 20.2, in the event of a dispute regarding the Prosecution and Maintenance activities described in Clause 12 at least one (1) arbitrator shall have expertise in patent law. If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in [***]. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. Each Party agrees to use commercially reasonable efforts to make all of its current employees available, if reasonably needed, and agrees that the arbitrators may deem any party as “necessary.” The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than [***] ([***]) days after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. [***] The Parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breaching these arbitration provisions and without abridging the powers of the arbitrators. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability. The Parties agree that: (i) they shall share equally the fees and expenses of the arbitrators; and (ii) each Party shall bear its own attorneys’ fees and associated costs and expenses.

20.3	Patent validity

Notwithstanding the other provisions of this Clause 20, any dispute that involves the validity, infringement or claim interpretation of a Patent that is issued: (a) in the United States shall be subject to actions before the United States Patent and Trademark Office and/or submitted exclusively to the federal court located in the jurisdiction of the district where any of the defendants resides; and (b) in any other country shall be brought before an appropriate regulatory or administrative body or court in that country, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies. For the sake of clarity, such Patent disputes shall not be subject to the provisions of Clause 20.2. Nothing in this Agreement shall be construed to prevent the Licensee from disputing or challenging the validity of a Third Party’s Patent.

21.	Miscellaneous

21.1	General assurances

At any time after the date hereof each of the Parties shall, at the request and cost of the other Party, execute or procure the execution of such documents and perform or procure the performance of such acts as the other Party may reasonably require for the purpose of giving to the other Party the full benefit of all the provisions of this Agreement, subject to any express restrictions in this Agreement on the extent of either Party’s obligations under this Agreement. This includes in particular (without prejudice to the generality of the foregoing) entry into forms of licence or other instruments confirming such rights for registration with appropriate Intellectual Property Offices (including in the form set out in Schedule 4), Regulatory Authorities and other authorities in the Territory.

21.2	Unenforceability and severability

If any of the provisions of this Agreement are held to be void or unenforceable, then such void or unenforceable provisions shall be replaced by valid and enforceable provisions that will achieve as far as possible the economic business intentions of the Parties. However, the remainder of this Agreement will remain in full force and effect, provided that the material interests of the Parties are not affected, i.e. the Parties would presumably have concluded this Agreement without the unenforceable provisions.

21.3	Assignments

Neither this Agreement nor any of the rights and obligations created herein is assignable or transferable by either Party without the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

Notwithstanding the preceding sentence, each Party is entitled to assign this Agreement and any rights created herein to, subject to the assumption of the obligations herein by, any Affiliate of such Party or any purchaser of the whole or a substantial part of the business of such Party. For the avoidance of doubt, the Parties agree that the Ascendis Platform Technology constitutes a substantial part of the business of Ascendis.

21.4	Rights cumulative and other matters

(A)	The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(B)

No failure to exercise nor any delay in exercising by any Party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

(C)

No single or partial exercise of any right, power privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, powers, privilege or remedy.

21.5	Costs of preparation

The Parties hereto shall pay their own respective legal costs incurred in the preparation of this Agreement.

21.6	Entire Agreement and variation

(A)

This Agreement, together with any documents referred to in it, constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. All information related to the subject matter of this Agreement previously exchanged shall be protected under Clause 10 of this Agreement as if disclosed under this Agreement.

(B)

Each Party acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud.

(C)	No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

21.7	Notices and invoices

(A)

Any notice (which term shall in this Clause 21.7 include any communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

(B)	Any such notice shall be addressed as provided in Clause 21.7(C) and may be:

(1)

personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address if it is delivered not later than 17.00 hours on a Business Day, or, if it is delivered later than 17.00 hours on a Business Day or at any time on a day which is not a Business Day, at 08.00 hours on the next Business Day;

(2)

sent by pre-paid registered airmail, or by air courier in which case it shall be deemed to have been given seven (7) Business Days after the date of posting in the case of registered airmail or two (2) Business Days after delivery to the courier, in the case of air courier;

(3)

sent by electronic mail, in which case it shall be deemed to have been given when sent from the electronic mail exchange, provided that any notice sent by electronic mail after 17.00 hours on any Business Day or at any time on a day which is not a Business Day shall be deemed to have been given at 08.00 on the next Business Day.

(C)	The addresses and other details of the Parties referred to in this Clause 21.7(C) are, subject to Clause 21.7(D):

Ascendis’ address:

Ascendis Pharma Growth Disorders A/S

Tuborg Boulevard 5

DK-2900 Hellerup

Denmark

Email: [***]

Attention: [***]

VISEN Pharmaceuticals’s address:

VISEN Pharmaceuticals

P.O. Box 472

2nd Floor, Harbour Place

103 South Church Street

George Town, Grand Cayman KY1-1106

Cayman Islands

Email: [***]

Attention: [***]

(D)

Either Party to this Agreement may notify the other Party of any change to the address or any of the other details specified in Clause 21.7, provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

(E)	Invoices

All invoices that are required or permitted under this Agreement shall be in writing and sent by Ascendis to the Licensee at the address provided under Clause 21.7(C).

21.8	Force Majeure

Neither Party to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay or failure in the performance of its obligations under this Agreement if and to the extent that such delay or failure is caused by Force Majeure, and the time for performance of the relevant obligation(s) shall be extended accordingly. The Party concerned shall promptly notify the other Party of the nature and effect of such event and both Parties shall, where the same is practicable, use Diligent Efforts to minimise such effect and to comply with the respective obligations herein contained as nearly as may be in their original form, provided that if the Force Majeure event continues for a period of ninety (90) days or more following notification, the Party not affected by the event may terminate this Agreement by giving not less than thirty (30) days prior notice to the other Party.

21.9	Relationship of the Parties

(A)

Nothing in this Agreement shall constitute, or be deemed to constitute, a partnership between the Parties nor, except as expressly provided, shall it constitute, or be deemed to constitute, any Party the agent of any other Party for any purpose.

(B)

Subject to any express provisions to the contrary in this Agreement, neither Party shall have any right or authority to and shall not do any act, enter into any contract, make any representation, give any warranty, incur any liability, assume any obligation, whether express or implied, of any kind on behalf of the other Party or bind the other Party in any way.

21.10	Counterparts

This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any Party may enter into this Agreement by signing any such counterpart.

21.11	Third Party rights

No person who is not a party to this Agreement shall have any right to enforce any term of this Agreement.

21.12	Governing law

This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, USA, without reference to its conflict of laws principles, and shall not be governed by the United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention).

[Signature page follows]

AS WITNESS the Parties hereof have executed this Agreement the day and year first before written.

Signed by	) /s/ Michael Wolff Jensen
for and on behalf of	) Michael Wolff Jensen, Chairman
ASCENDIS PHARMA	) /s/ Jan Mikkelsen
GROWTH DISORDERS A/S	) Jan Mikkelsen, CEO

Signed by	) /s/ Shan Fu
for and on behalf of	) Shan Fu
VISEN PHARMACEUTICALS	) Director

SCHEDULE 1 : ASCENDIS PATENTS

[***]

SCHEDULE 2: ASCENDIS TECHNICAL INFORMATION

1.1	[***]

SCHEDULE 3: EXCLUDED INDICATIONS

[***]

SCHEDULE 4 : SHORT FORM PATENT LICENCE

THIS AGREEMENT is made the [            ] day of [            ]

BETWEEN:

(1)	ASCENDIS PHARMA GROWTH DISORDERS A/S, (“Ascendis”), a company registered in Denmark with its registered office at Tuborg Boulevard 5, DK-2900 Hellerup, Denmark; and

(2)

VISEN PHARMACEUTICALS, a company registered under the laws of Cayman Islands with its registered address at P.O. Box 472, 2nd Floor, Harbour Place, 103 South Church Street, George Town, Grand Cayman KY1-1106, Cayman Islands.

Ascendis and the Licensee are each a “Party”, and together the “Parties”, to this agreement.

Ascendis hereby grants to the Licensee an exclusive licence for exploitation of the patent(s) set out in the Appendix below worldwide for the treatment and/or prevention of any disease, condition or disorder of the eye and adnexa, defined according to WHO ICD (but non-exclusive for Diabetic Retinopathy), subject to and terminable in accordance with the terms and conditions of an agreement between the Parties hereto dated [    ].

Appendix

[insert details of relevant patents/patent applications]

AS WITNESS the Parties have executed this agreement the day and year first above written.

Signed by	)
for and on behalf of	)
ASCENDIS PHARMA	)
GROWTH DISORDERS A/S	)

Signed by	)
for and on behalf of	)
VISEN PHARMACEUTICALS	)